METHODE ELECTRONICS, INC. REPORTS RECORD SALES AND INCOME FROM OPERATIONS FOR FISCAL 2014

Sales Growth of 49% Leads to Substantial Growth In Income From Operations and Earnings

Chicago, IL -June 26, 2014 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2014 fourth quarter and year ended May 3, 2014.

Fourth-Quarter Fiscal 2014
Methode's fourth-quarter Fiscal 2014 net sales grew $76.6 million, or 51.7 percent, to $224.9 million from $148.3 million in the same quarter of Fiscal 2013.

Net income increased $38.1 million to $48.2 million, or $1.25 per share, in the fourth quarter of Fiscal 2014 from $10.1 million, or $0.27 per share, in the same period of Fiscal 2013.

Year over year, Fiscal 2014 fourth-quarter net income benefitted from:

•	higher income tax benefit of $17.5 million;

•	higher sales volumes in the Automotive, Interconnect and Power Products segments;

•	a gain on the sale of the Company’s Lumidigm investment of $3.2 million;

•	lower goodwill and intangible asset impairment charges in the Power Products segment related to Eetrex of $2.6 million;

•	the absence of severance and building demolition costs in the Automotive segment of $1.1 million;

•	increased efficiencies due to higher sales and vertical integration in the Automotive segment; and

•	favorable raw material commodity pricing in the Power Products segment.

Year over year, Fiscal 2014 fourth-quarter net income was negatively affected by:

•	higher bonus and other wage expense of $3.3 million;

•	higher development costs of $0.9 million;

•	higher legal and other professional fee expense of $0.6 million; and

•	manufacturing inefficiencies in the Interconnect segment.

Excluding the impact of the U.S. deferred tax valuation allowance release and other discrete tax adjustments, as well as a gain related to the sale of Lumidigm in the Fiscal 2014 fourth quarter, and the impact of the Malta valuation allowance adjustment and goodwill and intangible asset impairment charges in the Fiscal 2014 and Fiscal 2013 fourth quarters, Methode’s Fiscal 2014 fourth-quarter net income was $18.8 million, or $0.49 per share, and Fiscal 2013 fourth-quarter net income was $6.9 million, or $0.18 per share.

Consolidated gross margins as a percentage of sales improved to 19.1 percent in the Fiscal 2014 fourth quarter compared to 18.7 percent in the Fiscal 2013 period as a result of increased manufacturing efficiencies related to higher sales and vertical integration in the Automotive segment, as well as favorable raw material commodity pricing in the Power Products segment, partially offset by manufacturing inefficiencies within the Interconnect segment as a result of product mix, higher development costs and an

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

unfavorable product mix within the Power Products segment, and lower torque sensing sales volumes within the Other segment.

Selling and administrative expenses as a percentage of net sales decreased to 9.2 percent for the Fiscal 2014 fourth quarter compared to 13.4 percent in the same period last year. Selling and administrative expenses increased $1.0 million, or 5.1 percent, to $20.8 million in the Fiscal 2014 fourth quarter compared to $19.8 million in the prior-year fourth quarter due primarily to higher bonus and performance-based compensation, professional services, and development expenses.

In the Fiscal 2014 fourth quarter, income tax benefit increased $17.5 million to $24.5 million from $7.0 million in the Fiscal 2013 fourth quarter due to a $31.7 million release of deferred tax asset valuation allowance partially offset by $7.2 million of income tax expense on foreign profits and other discrete tax adjustments. Methode’s non-GAAP effective tax rate in the Fiscal 2014 fourth quarter was 16.4 percent. The Fiscal 2013 fourth-quarter net tax benefit of $7.0 million included an $8.6 million benefit related to adjustments of foreign tax credits partially offset by income tax expense on foreign profits of $1.6 million.

Fourth-Quarter Fiscal 2014 Segment Comparisons
Comparing the Automotive segment's Fiscal 2014 fourth quarter to the same period of Fiscal 2013,

•	Net sales increased 93.4 percent attributable to

•
a 294.6 percent sales improvement in North America due to sales of the General Motors' center console program as well as higher demand for transmission lead frame assembly products, partially offset with lower sales volumes for the Ford center console program; and

•	a 25.0 percent sales increase in Europe primarily driven by new product launches and currency rate fluctuations; partially offset by

•	an 8.1 percent sales decrease in Asia attributable to lower steering-angle sensor and transmission lead frame assembly product sales.

•	Gross margins as a percentage of sales improved to 18.3 percent from 15.1 percent due to increased efficiencies as a result of higher sales and vertical integration.

•	Income from operations increased 264.1 percent due to higher sales, improved manufacturing efficiencies and vertical integration, partially offset by higher selling and administrative expenses.

Comparing the Interconnect segment's Fiscal 2014 fourth quarter to the same period of Fiscal 2013,

•	Net sales decreased 8.3 percent attributable to

•	a 12.3 percent sales decline in North America due to lower data solution product and appliance sales, partially offset with higher radio remote control sales; and

•	flat sales in Asia; partially offset by

•	a 12.1 percent sales increase in Europe attributable to higher demand for radio remote control products, partially offset by lower sensor sales.

•	Gross margins as a percentage of sales declined to 23.5 percent from 25.5 percent due primarily to manufacturing inefficiencies related to sales mix.

•	Income from operations declined 33.3 percent due to lower sales volumes and increased severance and development costs.

Comparing the Power Products segment's Fiscal 2014 fourth quarter to the same period of Fiscal 2013,

•	Net sales improved 21.6 percent attributable to

•	a 25.3 percent sales increase in North America due to higher demand for PowerRail and associated products, partially offset by lower heat sink demand; and

•	a 22.0 percent sales increase in Asia driven by increased busbar and cabling products sales; partially offset by

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

•	an 11.1 percent sales decline in Europe attributable to lower demand for electric vehicle busbars.

•
Gross margins as a percentage of sales decreased to 19.4 percent from 22.9 percent due to an unfavorable sales mix in Europe and higher development costs, partially offset by higher sales and favorable raw material commodity pricing.

•	Income from operations improved $3.1 million due to lower impairment of goodwill charges, higher sales, favorable raw material commodity pricing and lower selling and administrative expenses.

Fiscal 2014
Methode's Fiscal 2014 net sales grew $253.0 million, or 48.7 percent, to $772.8 million from $519.8 million in the Fiscal 2013 period. Net sales included tooling sales (at nearly breakeven margins) of $24.4 million in Fiscal 2014 versus $20.0 million in Fiscal 2013.

Net income increased $55.4 million to $96.1 million, or $2.51 per share, in Fiscal 2014 compared to $40.7 million, or $1.08 per share, in the same period of Fiscal 2013.

Year over year, Fiscal 2014 net income benefitted from:

•	higher income tax benefit of $17.8 million;

•	higher sales volume in the Automotive, Interconnect and Power Products segments;

•	a gain on the sale of the Company’s Lumidigm investment of $3.2 million;

•	lower goodwill and intangible asset impairment charges in the Power Products segment related to Eetrex of $2.6 million;

•	increased efficiencies due to higher sales and vertical integration in the Automotive segment; and

•	favorable raw material commodity pricing and product mix in the Power Products segment.

Year over year, Fiscal 2014 net income was negatively affected by:

•	the absence of the gain recorded in connection with a legal settlement of $20.0 million;

•	higher bonus and other wage expense of $5.4 million;

•	higher travel and other general expense of $2.6 million;

•	higher performance-based compensation expense of $1.8 million;

•	higher legal and professional services expense of $1.2 million;

•	higher development expense of $1.2 million;

•	manufacturing inefficiencies in the Interconnect segment due to product mix; and

•	the absence of a one-time reversal of accruals related to a customer bankruptcy in Fiscal 2013 of $1.1 million.

Excluding the impact of the U.S. deferred tax valuation allowance release and other discrete tax adjustments, as well as the gain related to the sale of Lumidigm in Fiscal 2014, the impact of the Malta valuation allowance adjustments and the goodwill and intangible asset impairment charges in Fiscals 2014 and 2013, and the impact of the gain recorded in connection with a legal settlement in Fiscal 2013, Methode’s Fiscal 2014 net income was $66.8 million, or $1.75 per share, and Fiscal 2013 net income was $17.5 million, or $0.46 per share.

Consolidated gross margins as a percentage of sales improved to 20.3 percent in Fiscal 2014 compared to 17.6 percent in Fiscal 2013 as a result of increased efficiencies related to higher sales and vertical integration in the Automotive segment, as well as favorable raw material commodity pricing and product mix in the Power Products segment, partially offset by manufacturing inefficiencies in the Interconnect segment due to product mix.

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

Selling and administrative expenses as a percentage of net sales decreased to 10.3 percent for Fiscal 2014 compared to 12.8 percent last year. Selling and administrative expenses increased $13.3 million, or 20.1 percent, to $79.6 million in Fiscal 2014 compared to $66.3 million in the prior year due primarily to higher expenses related to bonus and other wages, travel, performance-based compensation, legal and professional services, and development, as well as the absence of a one-time reversal of accruals related to a customer bankruptcy in Fiscal 2013.

In Fiscal 2014, income tax benefit increased $17.8 million to $20.3 million from a benefit of $2.5 million for the Fiscal 2013 period. The Fiscal 2014 net tax benefit included a tax benefit of $31.7 million due to a release of deferred tax asset valuation allowance partially offset by $11.4 million of income tax expense on foreign profits and other discrete tax adjustments. Methode’s Fiscal 2014 non-GAAP effective tax rate was 10.6 percent. The Fiscal 2013 net tax benefit of $2.5 million included a benefit of $8.6 million related to adjustments of foreign tax credits partially offset by income tax expense on foreign profits of $6.1 million.

Fiscal 2014 Segment Comparisons
Comparing the Automotive segment's Fiscal 2014 to Fiscal 2013,

•	Net sales increased 68.4 percent attributable to

•	a 180.5 percent sales improvement in North America due to sales of the General Motors' center console program, as well as higher transmission lead frame product sales;

•	a 23.4 percent sales increase in Europe primarily driven by new product launches, increased switch product sales and currency rate fluctuations; and

•	an 8.5 percent sales improvement in Asia attributable to increased steering-angle sensor, transmission lead frame assembly and switch product sales.

•	Gross margins as a percentage of sales improved to 18.8 percent from 14.0 percent due to increased efficiencies related to higher sales and vertical integration.

•
Income from operations increased 84.5 percent due to higher sales, improved efficiencies due to the vertical integration and lower legal expense, partially offset by the absence of the gain recorded in connection with the legal settlement, the reversal of various accruals, as well as higher bonus and travel expenses. Excluding the impact of the gain recorded in connection with the legal settlement in the Fiscal 2013, income from operations improved 280.9 percent in Fiscal 2014.

Comparing the Interconnect segment's Fiscal 2014 to Fiscal 2013,

•	Net sales increased 19.8 percent attributable to

•	a 26.4 percent sales improvement in North America due to higher appliance, data solution product and radio remote control sales; and

•	a 6.4 percent sales increase in Europe driven by higher radio remote control sales partially offset by lower sensor sales; partially offset by

•	a 10.4 percent sales decline in Asia attributable to reduced legacy product sales due to the planned exit of a product line.

•	Gross margins as a percentage of sales decreased to 25.0 percent from 26.2 percent due primarily to lower European sensor sales and manufacturing inefficiencies related to sales mix.

•	Income from operations grew 24.2 percent due to improved sales volumes, partially offset by manufacturing inefficiencies and higher selling and administrative expenses.

Comparing the Power Products segment's Fiscal 2014 to Fiscal 2013,

•	Net sales improved 37.6 percent attributable to

•	a 23.0 percent sales increase in North America due to improved PowerRail product sales, partially offset by lower heat sink product sales;

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

•	a 220.6 percent sales improvement in Europe attributable to by-pass switch and electric vehicle busbar sales; and

•	a 29.3 percent sales increase in Asia driven by improved busbar and cabling assembly sales.

•	Gross margins as a percentage of sales improved to 21.4 percent from 17.3 percent due to favorable raw material commodity pricing and favorable product mix.

•
Income from operations increased to $8.3 million from a loss of $2.1 million due to higher sales, favorable raw material commodity pricing, favorable product mix and lower selling and administrative expenses.

Guidance
For Fiscal 2015, Methode anticipates sales in the range of $835 to $860 million, income from operations in the range of $93 to $100 million and earnings per share in the range of $1.85 to $2.00. The guidance ranges for Fiscal 2015 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	the first and third quarters historically have had lower sales and earnings than the second and fourth quarters;

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2015;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	the timing of the vertical integration of capacitive touchscreens;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted recently against a former Hetronic distributor in Europe;

•	an effective tax rate in the low 20 percent, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards;

•	no future unusual or one-time items;

•	an increase in shares outstanding between 700,000 to 800,000 due to the vesting of the 2010 performance-based restricted stock awards;

•	$10 - $15 million of Automotive tooling sales; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Methode’s Fiscal 2014 sales and income from operations are our highest since becoming a public company. Revenue grew nearly 50 percent, gross margins increased 270 basis points and, excluding last year’s legal settlement and this year’s tax valuation allowance release, earnings per share increased fivefold over last fiscal year.

“Comparing Fiscal 2014 results to guidance, revenue exceeded our range by $22 million. However, $24 million of Automotive segment tooling sales at nearly breakeven margins, combined with a higher overall effective tax rate, higher than anticipated compensation and legal costs, as well as sales mix, resulted in non-GAAP earnings closer to the midpoint of our range.”

Mr. Duda concluded, “During Fiscal 2015, we will continue to invest in our businesses to grow, defend and improve our competitive position. We expect to increase our development costs by approximately $4 million over last fiscal year, as we continue our strategy to apply unique technology and value-added, innovative solutions to enable our customers' differentiation. In particular, we are focusing on bringing to

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

market this fiscal year our Dabir Therapeutic Surfaces, TouchSensor’s HyperTouch, as well as our SmartCenter Stack solutions.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 10 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13585233. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure; (6) dependence on our supply chain; (7) dependence on the availability and price of raw materials; (8) customary risks related to conducting global operations; (9) currency fluctuations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15)ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect

Methode Electronics, Inc. Reports Fiscal 2014 Fourth-Quarter and Full-Year Financial Results

our intellectual property; (18) ability to compete effectively; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 3, 2014	April 27, 2013	May 3, 2014	April 27, 2013

Net sales	$224.9	$148.3	$772.8	$519.8

Cost of products sold	182.0	120.5	616.1	428.2

Gross profit	42.9	27.8	156.7	91.6

Selling and administrative expenses	20.8	19.8	81.4	68.1
Impairment of Goodwill and Intangible Assets	1.7	4.3	1.7	4.3
Income from settlement	—	—	—	(20.0)

Income from operations	20.4	3.7	73.6	39.2

Interest expense, net	—	—	0.3	—
Other expense, net	(3.4)	0.7	(2.6)	1.3

Income before income taxes	23.8	3.0	75.9	37.9

Income tax expense	(24.5)	(7.0)	(20.3)	(2.5)

Net income	48.3	10.0	96.2	40.4

Less: Net income/(loss) attributable to noncontrolling interest	0.1	(0.1)	0.1	(0.3)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$48.2	$10.1	$96.1	$40.7

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$1.26	$0.27	$2.53	$1.09
Diluted	$1.25	$0.27	$2.51	$1.08
Cash dividends:
Common stock	$0.09	$0.07	$0.30	$0.28
Weighted average number of Common Shares outstanding:
Basic	38,384,980	37,431,030	37,973,697	37,406,386
Diluted	38,667,231	38,216,259	38,216,259	37,886,626

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	May 3, 2014	April 27, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$116.4	$65.8
Accounts receivable, less allowance (2014 — $0.7; 2013 —$1.0)	173.0	119.8
Inventories:
Finished products	14.2	11.7
Work in process	12.0	10.2
Materials	45.4	38.0
	71.6	59.9
Deferred income taxes	8.7	3.3
Prepaid and refundable income taxes	0.4	0.3
Prepaid expenses and other current assets	11.6	9.5
TOTAL CURRENT ASSETS	381.7	258.6
PROPERTY, PLANT AND EQUIPMENT
Land	3.1	3.1
Buildings and building improvements	45.9	43.2
Machinery and equipment	274.6	251.0
	323.6	297.3
Less allowances for depreciation	222.4	198.9
	101.2	98.4
OTHER ASSETS
Goodwill	13.0	12.9
Other intangibles, less accumulated amortization	13.0	16.5
Cash surrender value of life insurance	8.2	9.3
Deferred income taxes	40.0	14.8
Pre-production costs	10.5	11.5
Other	7.9	12.9
	92.6	77.9
TOTAL ASSETS	$575.5	$434.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$82.0	$61.5
Salaries, wages and payroll taxes	15.3	9.7
Other accrued expenses	15.9	14.8
Deferred income taxes	—	0.6
Income tax payable	4.6	3.8
TOTAL CURRENT LIABILITIES	117.8	90.4
LONG-TERM DEBT	48.0	43.5
OTHER LIABILITIES	3.4	3.3
DEFERRED COMPENSATION	12.8	8.1
DEFERRED INCOME TAXES	1.3	—
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,262,168 and 38,455,853 shares issued as of May 3, 2014 and April 27, 2013, respectively	19.6	19.2
Additional paid-in capital	89.8	81.5
Accumulated other comprehensive income	24.7	15.7
Treasury stock, 1,342,188 shares as of May 3, 2014 and April 27, 2013	(11.4)	(11.4)
Retained earnings	269.2	184.4
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	391.9	289.4
Noncontrolling interest	0.3	0.2
TOTAL EQUITY	392.2	289.6
TOTAL LIABILITIES AND EQUITY	$575.5	$434.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended
	May 3, 2014	April 27, 2013	April 28, 2012
OPERATING ACTIVITIES
Net income	$96.2	$40.4	$8.2
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets	0.2	—	0.1
Impairment of goodwill and intangible assets	1.7	4.3	—
Gain on bargain purchase	—	—	(0.3)
Provision for depreciation	22.1	17.0	14.3
Amortization of intangible assets	1.8	1.8	1.8
Stock-based compensation	3.3	3.3	4.0
Provision for bad debt	—	0.1	0.5
Deferred income taxes	(29.2)	(7.2)	(2.0)
Changes in operating assets and liabilities:
Accounts receivable	(49.7)	(21.2)	(13.4)
Inventories	(11.0)	(16.1)	(3.3)
Prepaid expenses and other assets	0.2	9.1	(10.3)
Accounts payable and other expenses	36.8	1.7	25.2
NET CASH PROVIDED BY OPERATING ACTIVITIES	72.4	33.2	24.8

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(29.0)	(38.6)	(25.7)
Acquisition of businesses	—	(1.4)	(6.4)
Sale of investment	6.1	—	—
NET CASH USED IN INVESTING ACTIVITIES	(22.9)	(40.0)	(32.1)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	5.0	0.6	0.3
Tax benefit from stock option exercises	0.4	—	—
Cash dividends	(11.3)	(10.3)	(10.4)
Proceeds from borrowings	38.0	37.0	52.0
Repayment of borrowings	(33.5)	(41.5)	(4.0)
NET CASH PROVIDED BY/ (USED IN) FINANCING ACTIVITIES	(1.4)	(14.2)	37.9
Effect of foreign currency exchange rate changes on cash	2.5	—	(1.2)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	50.6	(21.0)	29.4
Cash and cash equivalents at beginning of year	65.8	86.8	57.4
CASH AND CASH EQUIVALENTS AT END OF YEAR	$116.4	$65.8	$86.8